Avid Enhances Its Board of Directors with Addition of Accomplished Media Technology Leader Michelle Munson

Distinguished Technology Expert and Successful Entrepreneur Deepens Board’s Strength to Help Guide Avid in Its Strategy for Innovation and Growth

BURLINGTON, Mass., July 31, 2019-Avid® (NASDAQ: AVID), the leading technology provider that powers the media and entertainment industry, today announced that it has enhanced the technology and industry expertise of its board of directors with the appointment of accomplished media technology leader Michelle Munson as a director, effective immediately. Ms. Munson joins the board with more than 15 years of experience in developing new technologies and guiding companies that deliver innovations for the rapidly evolving media landscape.

“Avid’s board is deeply committed to providing strong and supportive governance and counsel in order to help accelerate the company’s strategy for innovation and growth,” said Peter Westley, Chairman of the Board, Avid. “Today the board is pleased to welcome Michelle Munson as a director following our extensive search to significantly enhance our team with proven media technology and business expertise. Throughout her career, Michelle has repeatedly demonstrated her abilities to foster and guide organizations in the media technology sector toward successful outcomes. We look forward to the benefits of having such a distinguished technologist and entrepreneur on the board.”

“With Michelle Munson’s background as a technologist and business leader in media technology, Avid’s board strengthens its extensive industry expertise in order to best represent the markets we serve, as well as support our shareholders and their interests,” said Jeff Rosica, CEO and President, Avid.  “I’m very happy that Michelle helps our board to gain a broader and more comprehensive view of media technology and the needs of Avid’s customers, while complementing its solid mix of experience in media and business management, governance, education and finance.”

Ms. Munson is the co-founder and CEO of media technology provider Eluvio. Previously, she founded Aspera and led that company as CEO for 13 years, including through its acquisition by IBM. During that time, Ms. Munson won a Technology & Engineering Emmy® Award as co-inventor of the Aspera FASP transport technology, which is used widely for high-speed file transfer in media operations. She has earned numerous accolades for her achievements in technology and business, including being named a Fellow of the Society of Motion Picture and Television Engineers (SMPTE). In 2016, she won the Charles S. Swartz Lifetime Achievement Award from the Hollywood Professional Association (HPA); was named Woman Entrepreneur of the Year by the International Association of Broadcasting Manufacturers (IABM); and was named Woman of the Year by TV NewsCheck. In 2017, she was named one of the Most Influential Women in Business by the San Francisco Business Times.

Ms. Munson earned dual BS degrees in electrical engineering and physics from Kansas State University. She was a Goldwater Scholar for achievement in Science and Mathematics and a Fulbright Scholar at Cambridge University, where she earned a Masters in computer science. She holds several patents for methods of data and bandwidth management.

John H. Park Resigns from Avid’s Board
Avid also announced today the departure of longstanding and respected director John H. Park, who resigned effective immediately, following 12 years of highly valued contributions as a member of the board of directors.

Peter Westley said, “On behalf of the board and management team, we are extremely grateful to John Park for his many years of dedication in helping to guide the company forward and improve our focus on delivering shareholder value.”

“Avid is well positioned for potential future growth and it has been my pleasure and honor to collaborate with the board and management team that’s been driving improved performance,” said John H. Park. “The company is in good hands and, with Michelle’s technology expertise added to the mix, Avid will become better prepared for long term innovation and success.”

Further details on these board changes are available in Avid’s 8-K filing dated July 31, 2019.

Forward-looking Statements
Certain information provided in this press release may include forward-looking statements that involve risks and uncertainties, including projections and statements about our anticipated plans, objectives, expectations and intentions. Forward-looking statements include, without limitation, statements based upon or otherwise incorporating judgments about our business posture and future performance. These forward-looking statements are based on current expectations as of the date of this release and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could adversely affect our business and prospects are set forth in our public filings with the SEC. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

About Avid
Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe®, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2019 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, NewsCutter, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Contacts

Investors:                                Press:
Whit Rappole                            Jim Sheehan
ir@avid.com                                jim.sheehan@avid.com
(978) 275-2032                            (978) 640-3152